Exhibit 99.1



NEWS RELEASE
TO BUSINESS EDITOR:


                  COMM BANCORP, INC. Reports 43% Increase in Dividend

     Forest City, PA, August 21/PR Newswire/-The Board of Directors of Comm Bancorp, Inc. (Nasdaq: CCBP) approved a dividend policy that will systematically increase the dividend payout ratio to a level consistent with its peer group. "The new policy affords stockholders the opportunity to share in the ongoing success of the Company," stated David L. Baker, chief executive officer and president. He added, "This action may broaden the distribution of our stock and enhance stockholders' value." The dividend declared for the third quarter of 1998 was $0.10 per share compared to $0.07 last quarter, a 43 percent increase. This dividend is payable on October 1, 1998, to shareholders of record September 15, 1998. Year-to-date cash dividends declared in 1998 amounted to $0.24 per share, a 33 percent increase, compared to $0.18 per share for the same period last year.

     Comm Bancorp, Inc. serves four Pennsylvania counties through its subsidiary's, Community Bank and Trust Company, twelve community banking offices. Each office interdependent with the community offers a comprehensive array of financial products and services to individuals, businesses, not-for-profit organizations and government entities. The Company's business philosophy includes offering direct access to its President and other officers and providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures and consistently-applied credit policies.

Visit Comm Bancorp, Inc. on the World Wide Web at http://www/combk.com.

SOURCE Comm Bancorp, Inc.
/Contact: MEDIA/INVESTORS, Scott A. Seasock, 717-785-2181 or fax, 717-785-3781, of Comm Bancorp, Inc.

Co: Comm Bancorp, Inc.
St: Pennsylvania
In: Fin

Except for the historical data contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties in the banking industry and overall economy. Such risks and uncertainties are detailed in the Company's Securities and Exchange
Commission reports, including the annual report on Form 10-K for the year-ended December 31, 1997, and quarterly report on Form 10-Q for the quarter-ended
June 30, 1998.